Closed JSC Karakudukmunai

The Investment Agency of the Republic of Kazakhstan, following consideration of a letter from the Central Asian oil firm (Guernsey) dated June 30, 2000, informs you of the following:

Taking into consideration satisfactory activities of the company for the expired period, that is, the use of about US $55 mln. where the obligations amount to US $56 mln., currently, there are no grounds for termination or suspension of the operation of the License of the series M[GAMMA] No. 349 for the exploration and production of hydrocarbons in the Karakuduk deposit in Mangistau.

After the auditing of the activities of the closed JSC Karadudukmunai by Ernst & Young is completed, we ask you to furnish the results of the audit to the Investment Agency of the Republic of Kazakhstan.


Deputy Chairman                                      B. Elemanov